POLICY REGARDING SEVERANCE AGREEMENTS WITH SENIOR EXECUTIVES

BRANDYWINE REALTY TRUST

Overview

The Board of Trustees (the “Board”) of Brandywine Realty Trust (the “Company”) desires to attract, retain and motivate qualified executives to lead the Company and promote the interests of the Company’s shareholders. In furtherance of this objective, the Board has delegated to its Compensation Committee the authority to determine the compensation of the Company’s senior executives. The Compensation Committee is comprised solely of independent non-employee members of the Board.

The Compensation Committee seeks to set executive compensation at levels that are sufficiently competitive so that the Company may attract, retain and motivate high quality executives to contribute to the Company’s success. The Compensation Committee believes that severance arrangements can form a key component of the compensation packages for the Company’s senior executives, protecting them from an unexpected change in circumstances and allowing them to assess objectively transactions that could potentially impact their job security.

Recognizing the importance of severance arrangements to the Company and its shareholders, the Compensation Committee and the non-management Trustees adopted the following policy for shareholder approval of certain severance arrangements.

Policy

The Company will submit for approval by holders of its common shares any Future Severance Arrangement with a Senior Executive Officer of the Company that would provide for Severance Benefits that exceed 2.99 times the sum of the Senior Executive Officer’s Salary and Bonus (the “Policy”). The Company may, however, agree to provide Severance Benefits conditioned on a subsequent favorable shareholder vote of such agreement.

Policy Effective Date

The Policy shall become effective on February 15, 2005 (the “Effective Date”).

Senior Executive Officers

The Senior Executive Officers subject to the Policy shall be employees of the Company holding the office of Chief Executive Officer, President, Chief Financial Officer or Senior Vice President.

Severance Agreements

For the purposes of the Policy, a “Future Severance Arrangement” shall mean an employment agreement, a retirement agreement or a change in control agreement containing severance provisions with a Senior Executive Officer entered into with the Senior Executive Officer after the Effective Date; provided, however that a “Future Severance Arrangement” shall not include any agreement entered into with an individual who at the time of the effectiveness of such agreement was not a Senior Executive Officer, even if that individual later becomes a Senior Executive Officer. Any agreement entered into with a Senior Executive Officer prior to the Effective Date is not a Future Severance Agreement even if the agreement is renewed or amended after the Effective Date (provided that if an amendment to the agreement increases the numerical multiplier set forth therein above 2.99, or otherwise materially modifies the formula for calculating severance thereunder, then the agreement will at such time become a Future Severance Agreement and, therefore, subject to the Policy).

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Salary and Bonus

“Salary and Bonus” subject to the Policy means the sum of (i) the greater of a Senior Executive Officer’s base annual salary in effect (a) on the date of the termination of employment of the Senior Executive Officer or (b) for the fiscal year immediately preceding the fiscal year in which such employment termination occurs plus (ii) the greater of the Senior Executive Officer’s (x) targeted annual bonus for the year in which the Senior Executive Officer’s employment terminates or (y) the annual bonus paid or payable to the Senior Executive Officer for the fiscal year immediately preceding the fiscal year in which such employment termination occurs.

Severance Benefits

“Severance Benefits” subject to the Policy mean cash separation benefits that directly relate to salary and bonus and extraordinary benefits that are not of a type available to groups of employees other than Senior Executive Officers upon termination of employment. Notwithstanding the foregoing, the following are not “Severance Benefits” and are not limited by the Policy:

•	Amounts earned or accrued for services prior to termination (such as earned but unpaid salary, pro rata bonus or unused vacation pay).

•	Retirement benefits earned or accrued under qualified and non-qualified retirement plans or deferred compensation plans.

•	Amounts payable for the uncompleted term of an employment agreement.

•	The value of benefits provided under programs generally applicable to Company’s employees.

•	Accelerated vesting of restricted shares, options to acquire shares, share appreciation rights or other long term equity or cash incentives, or the value or payment on account of any shares, options, rights or other incentives awarded prior to the executive’s termination of employment.

•	The value of the continued use of a corporate office or administrative support.

•	Any benefit or payment required by law.

•	Amounts paid for post-termination covenants (such as a covenant not to compete).

•	Tax “gross-up” payments made in connection with severance benefits, including “gross-up” payments under Internal Revenue Code Section 280G.

Vote Required

A Future Severance Agreement subject to shareholder approval under the Policy will be deemed to have been approved if it receives the affirmative vote of a majority of all votes cast on the matter by holders of common shares.

Reservation of Rights

The Board reserves the right to modify, terminate or waive the Policy at any time in its discretion; provided, however, that any modification or termination of the Policy shall be effective only upon approval of such modification or termination by the affirmative vote of a majority of all votes cast on the matter by holders of common shares, and any waiver of the Policy shall be conditioned on the approval of the waiver within twelve (12) months following the waiver by the affirmative vote of a majority of all votes cast on the matter by holders of common shares (and the matter subject to the waiver shall be rescinded in the event that such approval has not been received within the foregoing time period). All interpretations of the policy by the Board or the Compensation Committee shall be final.